PROSPECTUS SUPPLEMENT NO. 14
(To Prospectus dated January 2, 1998)

                                $650,000,000
                            Rite Aid Corporation
                    5.25% Convertible Subordinated Notes
                           due September 15, 2002
                            -------------------

      This Prospectus Supplement No. 14 supplements and amends the Prospectus dated January 2, 1998, as amended by Prospectus Supplement No. 1 dated February 9, 1998, Prospectus Supplement No. 2 dated March 16, 1998, Prospectus Supplement No. 3 dated April 16, 1998, Prospectus Supplement No. 4 dated May 27, 1998 Prospectus Supplement No. 5 dated May 29, 1998, Prospectus Supplement No. 6 dated June 30, 1998, Prospectus Supplement No. 7 dated July 30, 1998, Prospectus Supplement No. 8 dated August 31, 1998, Prospectus Supplement No. 9 dated October 7, 1998, Prospectus Supplement No. 10 dated October 23, 1998, Prospectus Supplement No. 11 dated December 2, 1998, Prospectus Supplement No. 12 dated January 7, 1999 and Prospectus Supplement No. 13 dated March 25, 1999 (the "Prospectus") relating to the 5.25% Convertible Subordinated Notes due September 15, 2002 (the "Notes") of Rite Aid Corporation, a Delaware corporation (the "Company") and the shares of common stock, par value $1.00 per share (the "Company Common Stock"), of the Company, issuable upon conversion of the Notes.

      The table on pages 20 through 23 of the Prospectus, which set forth information with respect to the Selling Holders (as defined in the Prospectus) and the respective amounts of Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus is hereby amended as follows:

      The deletion on page 20 of the Prospectus of:

            "State of Connecticut Combined Investment Funds.........5,685,000"
            "OCM Convertible Trust..................................5,105,000"
            "Delta Air Lines Master Trust...........................4,450,000"
            "Chrysler Corporation Master Retirement Trust...........4,030,000"
            "Vanguard Convertible Securities Fund...................3,870,000"
            "Lutheran Brotherhood...................................3,000,000"

and the substitution therefor of the following:

            "OCM Convertible Trust..................................5,020,000"
            "Lutheran Brotherhood...................................2,000,000"

      The deletion on page 21 of the Prospectus of:

            "State of Oregon/SAIF Corporation.......................4,000,000"
            "State Employees' Retirement Fund of the
              State of Delaware.....................................1,345,000"
            "LB Series Fund, Inc....................................1,000,000"
            "Lutheran Brotherhood Income Fund.........................650,000"

and the substitution therefor of the following:

            "LB Series Fund, Inc.- Income Portfolio...................700,000"
            "Lutheran Brotherhood Income Fund.........................400,000"

      The deletion on page 22 of the Prospectus of:

            "FSA, Inc.................................................490,000"
            "OCM Convertible Limited Partnership......................200,000"
            "Partner Reinsurance Company, Ltd.........................405,000"

and the substitution therefor of the following:

            "FSA, Inc..................................................40,000"

      The deletion on page 23 of the Prospectus of:

            "Finance Factors Limited..................................160,000"
            "McMahan Securities Company, L.P......................... 785,000"
            "Any Other Holder of Notes or Future Transferee
              from any Such Holder.................................46,835,000"

and the substitution therefor of the following:

            "McMahan Securities Company, L.P......................... 338,000"
            "Any Other Holder of Notes or Future Transferee
              from any Such Holder.................................73,512,000"

      The Prospectus, together with this Prospectus Supplement No. 14, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Notes and the Company Common Stock issuable upon conversion of the Notes. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)"

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is June 2, 1999.